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TABLE OF CONTENTS

Exhibit (a)(1)(A)

Offer to Purchase
All Outstanding Shares of Common Stock
of
IMMUNOMEDICS, INC.
At
$88.00 Net Per Share in Cash
by
MAUI MERGER SUB, INC.
a wholly owned subsidiary of
GILEAD SCIENCES, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON OCTOBER 22, 2020,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Maui Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.01 per share ("Shares"), of Immunomedics, Inc., a Delaware corporation ("Immunomedics"), at a price per Share of $88.00, net to the holder in cash, without interest (the "Offer Price") and subject to any withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc. ("Parent"), a Delaware corporation. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 13, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Immunomedics, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Immunomedics, without a vote of Immunomedics' stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), and Immunomedics will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger"). At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Immunomedics (or held in the treasury of Immunomedics), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes.

        After careful consideration, the Immunomedics board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), are fair to, and in the best interest of, Immunomedics and its stockholders, (ii) declared it advisable for Immunomedics to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Immunomedics of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of Immunomedics accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

September 24, 2020

 IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you prior to the expiration of the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

 SUMMARY TERM SHEET

        Maui Merger Sub, Inc., a recently formed Delaware corporation ("Purchaser") and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation ("Parent"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Immunomedics, Inc., a Delaware corporation ("Immunomedics"), at a price per Share of $88.00, net to the holder in cash, without interest (the "Offer Price") and subject to any withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The following are some questions you, as a stockholder of Immunomedics, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of September 13, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Immunomedics, Parent and Purchaser, and activities relating to, or in connection with, the Offer. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent is a research-based biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Parent's primary areas of focus include viral diseases, inflammatory and fibrotic diseases and oncology. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  •
  Purchaser is seeking to purchase all of the outstanding Shares of Immunomedics. See the Introduction and Section 1—"Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  •
  Purchaser is offering to pay $88.00 per Share, net to you in cash, without interest and subject to any withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

  •
  If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing

    so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?

  •
  Purchaser is making the Offer because Purchaser and Parent wish to acquire Immunomedics. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The Offer is subject to, among others, the following conditions:

  •
  there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL), represents one more Share than 50% of the total number of Shares outstanding at the time the Offer expires (the "Minimum Tender Condition");

  •
  the waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and, if Parent and Immunomedics have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permitting such consummation (the "HSR Condition");

  •
  there not having been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Immunomedics has material business operations, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the merger of Purchaser with and into Immunomedics, with Immunomedics as the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger") or subsequent integration, and no legal requirement having been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Immunomedics has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the "Governmental Impediment Condition");

  •
  the absence of, since the date of the Merger Agreement, any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below) that is continuing; and

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition").

  •
  Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (to the extent permitted under applicable legal requirement); provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Immunomedics.

  •
  The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—"Terms of the Offer" and Section 13—"Conditions of the Offer."

IS THERE AN AGREEMENT GOVERNING THE OFFER?

  •
  Yes. Immunomedics, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

  •
  Yes. Parent is a publicly traded company with an equity market capitalization of approximately $80 billion (based upon the closing price of Parent shares on the Nasdaq Global Select Market on September 23, 2020). Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $21 billion. Parent intends to use approximately $15 billion of cash on Parent's balance sheet. Parent has also entered into an underwriting agreement pursuant to which Parent agreed to issue and sell to the underwriters named therein $7.25 billion aggregate principal amount of senior unsecured notes. In addition, Parent has entered into a commitment letter with certain lenders pursuant to which such lenders have committed to provide a term loan facility to Parent in an aggregate amount of up to $1.0 billion.

  •
  Parent expects to contribute or otherwise advance funds to enable Purchaser to consummate the Offer. Parent expects, based upon the combination of internally available cash, the issuance of the senior unsecured notes and/or borrowings under the term loan facility, to have sufficient cash on hand at the expiration of the Offer to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement. The Offer is not conditioned upon any financing arrangements. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements" and Section 12—"Source and Amount of Funds."

SHOULD PURCHASER'S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  We believe our financial condition is not material to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) Parent expects, based upon the combination of internally available cash, the issuance of the senior unsecured notes and/or borrowings under the term loan facility, to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer and (iv) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and Parent expects, based upon the combination of internally available cash, the issuance of the senior unsecured notes and/or borrowings under the term loan facility, to have sufficient cash on hand to consummate the Merger. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements" and Section 12—"Source and Amount of Funds."

  •
  Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, our financial condition is not relevant to your decision to tender in the Offer. See Section 12—"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until October 22, 2020, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Tendering Shares." See also Section 1—"Terms of the Offer."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—"Conditions of the Offer") have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten business days to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date (defined in the Merger Agreement as March 13, 2021, as may be extended up to September 13, 2021 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement). In addition, Purchaser has agreed to extend the Offer for any period required by any legal requirement or any interpretation or position of the United States Securities and Exchange Commission (the "SEC"), the staff thereof or Nasdaq Stock Market LLC ("NASDAQ") applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date. See Section 1—"Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary for this Offer (the "Depositary"), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

  •
  If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares," not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

  •
  If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

  •
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on October 22, 2020, unless Purchaser extends the Offer. See Section 4—"Withdrawal Rights." In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after November 22, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4—"Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

WHAT DOES IMMUNOMEDICS' BOARD OF DIRECTORS THINK OF THE OFFER?

  •
  Immunomedics' board of directors has unanimously recommended that you accept the Offer. Immunomedics' full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Schedule TO dated September 24, 2020. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure the adoption of the Merger Agreement without any vote of Immunomedics' stockholders under Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") to complete the Merger. If the Merger occurs, Immunomedics will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than (i) Shares held by Immunomedics (or held in the treasury of Immunomedics), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be converted into the right to receive $88.00 per Share, in cash, without interest, and subject to any withholding of taxes. See the Introduction.

  •
  Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

IF THE OFFER IS COMPLETED, WILL IMMUNOMEDICS CONTINUE AS A PUBLIC COMPANY?

  •
  No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable legal requirements) of the limited conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. Following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On September 11, 2020, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on NASDAQ was $42.25. See Section 6—"Price Range of Shares; Dividends."

  •
  On September 23, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NASDAQ was $85.17. See Section 6—"Price Range of Shares; Dividends."

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 13—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $88.00 in cash, without interest, and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

IF I AM AN EMPLOYEE OF IMMUNOMEDICS, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

  •
  The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under Immunomedics' stock plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

  •
  Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each option to purchase Shares (each, a "Company Option") that is then outstanding and unexercised, whether or not vested (including any Company Option subject to performance-based vesting conditions), will be canceled and converted into the right to receive a cash payment equal to (a) the excess (if any) of (x) the Offer Price over (y) the exercise price payable per Share subject to that Company Option, multiplied by (b) the total number of Shares subject to that Company Option immediately prior to the effective time of the Merger and (ii) each restricted stock unit to acquire Shares (each, a "Company RSU") that is then outstanding, whether or not vested, will be canceled and converted into the right to receive a cash payment equal to (a) the Offer Price multiplied by (b) the total number of Shares subject to that Company RSU immediately prior to the effective time of the Merger. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE MERGER?

  •
  Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders" for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

  •
  No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Immunomedics who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the "fair value" of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. If any stockholder of Immunomedics who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

  •
  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Immunomedics' stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL a copy of which is included as Annex C to Immunomedics' Schedule 14D-9. See Section 15—"Certain Legal Matters; Regulatory Approvals."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

To All Holders of Shares of
IMMUNOMEDICS, INC.

INTRODUCTION

        Maui Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Immunomedics, Inc., a Delaware corporation ("Immunomedics"), at a price per Share of $88.00, net to the holder in cash, without interest (the "Offer Price") and subject to any withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc. ("Parent").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 13, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Immunomedics, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Immunomedics, and Immunomedics will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger").

        If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees or commissions.

        In addition, if you do not complete and sign the Internal Revenue Service ("IRS") Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3—"Procedures for Tendering Shares" and Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders."

        We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent").

        The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

  1.
  there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL), represents one more Share than 50% of the total number of Shares outstanding on the date the Offer expires (the "Minimum Tender Condition");

  2.
  the waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, and, if Parent and Immunomedics have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement shall permit such consummation (the "HSR Condition");

  3.
  there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Immunomedics has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Immunomedics has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the "Governmental Impediment Condition");

  4.
  there shall not have been, since the date of the Merger Agreement, any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below) that is continuing; and

  5.
  the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition").

        Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion (to the extent permitted under applicable legal requirement); provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Immunomedics. See Section 13—"Conditions of the Offer."

        The Offer will expire at one minute after 11:59 p.m., Eastern Time, on October 22, 2020, unless the Offer is extended. See Section 1—"Terms of the Offer", Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        After careful consideration, the Immunomedics board of directors (the "Immunomedics Board") has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), are fair to, and in the best interest of, Immunomedics and its stockholders, (ii) declared it advisable for Immunomedics to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Immunomedics of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") and (v) resolved to recommend that the stockholders of Immunomedics accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the Immunomedics Board, see Immunomedics' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver (if permitted by applicable legal requirement) of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Immunomedics and Purchaser and specified in the certificate of merger) (the "Effective Time").

        At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Immunomedics (or held in the treasury of Immunomedics), (ii) each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (iii) any Shares owned by Immunomedics' stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive consideration equal to the Offer Price payable, without any interest, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined below) relating to such Shares.

        The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements," which also contains a discussion of the treatment of Immunomedics' stock options and restricted stock units in the Merger. Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders" below describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Immunomedics' stockholders. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares under Section 251(h) of the DGCL to ensure that Immunomedics will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Immunomedics will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The offer will expire at one minute after 11:59 p.m. Eastern Time on October 22, 2020 (the "Expiration Date"), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the date to which the initial expiration date of the Offer is so extended.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—"Conditions of the Offer." We may terminate the Offer without purchasing any Shares if certain events described in Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination" occur.

        Purchaser expressly reserves the right to (i) waive (to the extent permitted under applicable legal requirements) any Offer Condition, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Immunomedics' prior written approval is required for Parent or Purchaser to:

  (1)
  decrease the Offer Price;

  (2)
  change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

  (3)
  decrease the maximum number of Shares sought to be purchased in the Offer;

  (4)
  impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13—"Conditions of the Offer;"

  (5)
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  (6)
  otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares in their capacity as such;

  (7)
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

  (8)
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three business days) pay for all such shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the "Offer Acceptance Time."

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.

        The Merger Agreement provides that (i) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the offer for additional periods of up to ten business days per extension in order to permit such condition to be satisfied, and (ii) Purchaser will extend the Offer for any period required by any applicable legal requirement or any interpretation or position of the SEC, the staff thereof or the Nasdaq Stock Market LLC ("NASDAQ") applicable to the Offer, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) March 13, 2021 (as may be extended up to September 13, 2021 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement). See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

        Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraph above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        Without Immunomedics' consent, there will not be a subsequent offering period for the Offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

        Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

        Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Immunomedics pursuant to Section 251(h) of the DGCL.

        Immunomedics has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Immunomedics' stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13—"Conditions of the Offer," we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        We reserve the right to designate another wholly owned direct or indirect Delaware corporate subsidiary to act as Purchaser, in which event all references to Purchaser shall be deemed references to such other subsidiary, but any such assignment will not impede or delay the consummation of the Transactions or relieve us of our obligations under the Merger Agreement.

3.  Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed or e-mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the expiration of the Offer.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Immunomedics, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a "U.S. person" (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are U.S. persons whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign an IRS Form W-9 to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).

        Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Exempt stockholders that are "U.S. persons" should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not "U.S. persons" should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS

Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

        Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on October 22, 2020), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after November 22, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the expiration of the Offer.

        If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.  Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders.

        The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address the U.S. federal income tax consequences to persons other than U.S. Holders (as defined below). This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.

        Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder's holding period in the Shares exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

        If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

        A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Tendering Shares."

6.  Price Range of Shares; Dividends.

        According to Immunomedics' Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Shares are traded on NASDAQ under the symbol "IMMU." Immunomedics has advised Parent that, as of the close of business on September 18, 2020, 231,320,559 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended December 31, 2018 and December 31, 2019 and, with respect to the fiscal year ended December 31, 2020, through September 23, 2020, using Share data reported in published financial sources.

Fiscal Year Ended December 31, 2018	High	Low
First Quarter	$18.93	$14.06
Second Quarter	26.48	13.82
Third Quarter	27.33	20.06
Fourth Quarter	24.99	12.86

Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$19.27	$11.55
Second Quarter	19.51	11.59
Third Quarter	17.55	12.05
Fourth Quarter	22.22	12.43

Current Fiscal Year	High	Low
First Quarter	$21.32	$9.18
Second Quarter	37.25	8.80
Third Quarter (through September 23, 2020)	86.91	35.62

        On September 11, 2020, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $42.25. On September 23, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ during normal trading hours was $85.17 per Share. The Offer Price represents an approximately 108% premium over the September 11, 2020 closing stock price.

        Immunomedics has never paid dividends on its common stock. In Immunomedics' Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Immunomedics had indicated that it does not intend to pay dividends on its common stock in the foreseeable future and that, until such time as Immunomedics pays cash dividends, stockholders of Immunomedics must rely on increases in its stock price for appreciation of their investment. Additionally, under the terms of the Merger Agreement, Immunomedics is not permitted to declare or pay any dividends on or make other distributions in respect of any of its equity interests. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.  Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

        NASDAQ Listing.    The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause Immunomedics to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Immunomedics upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Immunomedics to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Immunomedics to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Immunomedics. Furthermore, the ability of "affiliates" of Immunomedics and persons holding "restricted securities" of Immunomedics to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System (the "Federal Reserve Board's") list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning Immunomedics.

        The following description of Immunomedics and its business was taken from Immunomedics' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

        Immunomedics is a leader in next-generation antibody-drug conjugate ("ADC") technology, committed to help transform the lives of people with hard-to-treat cancers. Immunomedics manages its operations as one line of business of researching, developing, manufacturing and marketing biopharmaceutical products, particularly antibody-based products for patients with difficult-to-treat solid tumors. Immunomedics currently reports as a single industry segment with substantially all business conducted in the United States. Immunomedics conducts its research activities in the United States and runs its development studies in the United States and selected European countries.

        Immunomedics is a Delaware corporation incorporated on July 6, 1982. Immunomedics' corporate headquarters are located at 300 The American Road, Morris Plains, New Jersey 07950. Immunomedics' telephone number at such corporate headquarters is (973) 605-8200.

        Available Information.    Immunomedics is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Immunomedics' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Immunomedics' securities, any material interests of such persons in transactions with Immunomedics, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Immunomedics' stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Immunomedics, who file electronically with the SEC. The address of that site is http://www.sec.gov. Immunomedics also maintains an Internet website at http://www.immunomedics.com. The information contained in, accessible from or connected to Immunomedics' website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Immunomedics' filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Immunomedics contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Immunomedics. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Immunomedics contained in such documents and records or for any failure by Immunomedics to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  Certain Information Concerning Parent and Purchaser.

        General.    Purchaser is a Delaware corporation with its principal offices located at c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The telephone number of Purchaser is (650) 574-3000. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Immunomedics and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        Parent is a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of Parent is (650) 574-3000. Parent is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. Parent's primary areas of focus include viral diseases, inflammatory and fibrotic diseases and oncology.

        The name, citizenship, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Immunomedics, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Immunomedics or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and Immunomedics or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC's website (http://www.sec.gov).

10.  Background of the Offer; Contacts with Immunomedics.

        Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Immunomedics. The following is a description of contacts between representatives of Parent or Purchaser with representatives of Immunomedics that resulted in the execution of the Merger

Agreement. For a review of Immunomedics' activities relating to these contacts, please refer to Immunomedics' Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

        The information set forth below regarding Immunomedics was provided by Immunomedics, and none of Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of negotiations and material contacts between representatives of Parent or Purchaser and representatives of Immunomedics that resulted in the execution of the Merger Agreement. For a review of Immunomedics' activities relating to these negotiations and contacts, please refer to Immunomedics' Schedule 14D-9 that will be filed with the SEC and mailed to Immunomedics' stockholders with this Offer to Purchase.

        The board of directors of Parent (the "Parent Board") as well as Parent's executive management regularly evaluates various strategies to improve its competitive position and enhance value for Parent's stockholders, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets on a regular basis to understand these companies' businesses and evaluate the potential opportunities.

        As part of these regular evaluations, on January 9, 2019, while attending an industry conference, Andrew Dickinson, then Executive Vice President, Corporate Development and Strategy of Parent and now Chief Financial Officer of Parent, met informally with representatives of Immunomedics and generally discussed Parent's interest in the oncology field and potentially learning more about Immunomedics. Parent and Immunomedics thereafter entered into the Confidentiality Agreement providing for the sharing of information with a purpose of discussing a potential collaboration transaction involving Immunomedics and Parent.

        Following the execution of the Confidentiality Agreement, certain members of senior management of Immunomedics and Parent had periodic discussions throughout 2019 and in the first half of 2020. The topics discussed included updates on clinical studies of Trodelvy™ (sacituzumab govitecan-hziy) ("Trodelvy"), preparation for commercialization, Immunomedics' other pipeline programs, Immunomedics' general thoughts on partnerships and Parent's oncology strategy.

        On or around June 15, 2020, representatives of the Company contacted Parent to highlight that Immunomedics was planning to commence a process for a global collaboration for Trodelvy.

        On June 19, 2020, Parent received a process letter from Immunomedics requesting that Parent submit an indication of interest to participate in a process for a potential global collaboration for Trodelvy no later than June 29, 2020 and, following the provision of due diligence by Immunomedics in July 2020, provide a preliminary proposal setting forth its contemplated terms of a transaction no later than August 10, 2020.

        On June 27, 2020, representatives of Parent indicated to representatives of Immunomedics that Parent was interested in participating in the process.

        On June 30, 2020, Parent and Immunomedics executed an amendment to the Confidentiality Agreement.

        Beginning July 6, 2020 and throughout July and early August, representatives of Parent received access to due diligence materials (including access to a virtual data room) and participated in management meetings and due diligence sessions hosted by Immunomedics and had in-person meetings, follow-up calls and email exchanges with members of Immunomedics' management.

        On July 23, 2020, the Parent Board held a regularly-scheduled meeting. At the meeting, Parent's executive management presented Immunomedics to the Parent Board as a potential strategic transaction opportunity in the oncology space. Parent Board agreed that Parent's executive management should pursue a strategic transaction involving Immunomedics.

        On August 5, 2020, Parent's executive management met with the Scientific Review Committee of the Parent Board (the "Parent Scientific Review Committee") to discuss the preliminary scientific merits of Immunomedics and its candidates.

        On August 7, 2020, Parent held a meeting of its standing Transaction Committee (the "Parent Transaction Committee") to discuss the potential transaction involving Immunomedics. At the meeting, members of Parent's senior leadership provided to the Parent Transaction Committee an overview of Immunomedics, including the merits of the potential collaboration agreement with Immunomedics. After discussion, the Parent Transaction Committee authorized management to submit a non-binding proposal for a collaboration agreement with Immunomedics.

        On August 10, 2020, Mr. Daniel O'Day, Chairman of the Parent Board and Chief Executive Officer of Parent, submitted Parent's preliminary non-binding proposal for a potential collaboration agreement to Dr. Behzad Aghazadeh, the Executive Chairman of Immunomedics.

        On August 20, 2020, representatives of Parent and Immunomedics held an in-person meeting to discuss Parent's collaboration proposal. On or around that same day, representatives of Centerview Partners LLC ("Centerview") and BofA Securities, Inc. ("BofA Securities"), financial advisors to Immunomedics, indicated that Parent would advance to the next round of the process for the collaboration transaction and that additional information would be supplied (including certain confidential data from the "ASCENT" and "TROPHY" studies that Immunomedics had conducted and that would be shared at the ESMO Virtual Congress 2020 ("ESMO") which was scheduled for the week of September 14, 2020 (the "Study Data")) and Parent would be invited to attend management meetings on or around September 1, 2020.

        Beginning August 21, 2020 and throughout August and early September 2020, representatives and advisors of Parent received access to additional due diligence materials (including the Study Data) and participated in additional management meetings and due diligence sessions hosted by Immunomedics and had numerous in-person meetings, follow-up calls and email exchanges with members of Immunomedics' management and representatives of Centerview and BofA Securities.

        On September 4, 2020, Parent's executive management met with the Parent Scientific Review Committee to discuss the scientific merits of Immunomedics' product candidates.

        On September 7, 2020, representatives of Centerview informed a representative of Parent that Immunomedics had received an acquisition proposal from a third party and that the proposal was contingent on announcing an agreement prior to ESMO. Later that day, Mr. O'Day spoke with Dr. Aghazadeh to express that Parent was also interested in pursuing an acquisition of Immunomedics.

        On September 8, 2020, Mr. O'Day contacted Dr. Aghazadeh to inform him that Parent intended to, pending Parent Board approval, submit a written acquisition proposal for Immunomedics on the following day. Thereafter, the Parent Board held a meeting to discuss the scientific and strategic merits of an acquisition of Immunomedics.

        On September 9, 2020, the Parent Board met to discuss the potential acquisition of Immunomedics, the value of Immunomedics as a standalone company, its potential value to Parent and the negotiation and bidding strategy. After discussion, the Parent Board unanimously authorized senior management to negotiate the terms of the transaction and agreed to certain price parameters within which management was authorized to negotiate. Following the Parent Board meeting, Mr. O'Day spoke to Dr. Aghazadeh to convey Parent's preliminary, non-binding proposal to acquire Immunomedics for $82.00 per share and followed up with the written proposal. The proposal indicated that Parent anticipated financing the transaction through a combination of cash on hand and readily available funds and that Parent's remaining due diligence would be confirmatory in nature. Mr. O'Day indicated to Dr. Aghazadeh that Parent wished to finalize a transaction within the coming days. Later that day, Parent sent Immunomedics, Centerview and BofA Securities a draft merger agreement.

        On September 10, 2020, Dr. Aghazadeh called Mr. O'Day to offer an exclusivity agreement through September 13, 2020 in exchange for an increase in the purchase price from $82.00 per share to $90.00 per share. The management team of Parent felt it was important to obtain exclusivity so that Parent could sign a transaction prior to September 14, 2020 and before ESMO. Therefore, later that day, based on publicly available information regarding the number of outstanding shares and equity awards of Immunomedics, Mr. O'Day contacted Dr. Aghazadeh to propose an increased purchase price of $87.00 per share, to which Dr. Aghazadeh countered with a proposal of $88.00 per share. After negotiations, Mr. O'Day and Dr. Aghazadeh agreed on $88.00 per share and that the exclusivity period would run until the morning of September 14, 2020. On the evening of September 10, 2020, Purchaser and Immunomedics entered into the Exclusivity Agreement and Immunomedics provided representatives of Parent, Davis Polk & Wardwell LLP, Parent's outside counsel ("Davis Polk"), and Lazard Freres & Co. LLC, financial advisor to Parent, with access to additional diligence materials in the virtual confidential data room.

        On September 11, 2020, Wachtell, Lipton, Rosen & Katz, Immunomedics' outside counsel ("Wachtell Lipton"), delivered a revised draft of the merger agreement to Davis Polk. In the subsequent 48 hours, representatives of Davis Polk, Parent, Wachtell Lipton and Immunomedics exchanged further revised drafts of the merger agreement with each other and participated in calls to discuss the remaining open issues, including the efforts required of the parties to obtain regulatory approvals, the size of the termination fee payable to Parent in connection with the termination of the Merger Agreement in certain circumstances, the interim operating restrictions and the provisions relating to employees. Representatives of Immunomedics, Parent and Davis Polk also held a due diligence call on September 11, 2020 and, in the subsequent 48 hours, exchanged emails and questions in connection with Parent's confirmatory due diligence.

        On September 12, 2020, senior management of Parent learned that a financial media outlet planned to publish an article reporting the possibility of a transaction between Parent and Immunomedics later that day. Representatives of Parent and Immunomedics discussed that the parties should work expeditiously towards finalizing the terms of the merger agreement so that they could be in a position to announce a transaction on September 13, 2020. Later that day, the financial media reported speculation regarding Parent acquiring Immunomedics for more than $20 billion.

        Shortly after midnight Eastern Time on September 13, 2020, Parent, Purchaser and Immunomedics executed a final merger agreement.

        Parent and Immunomedics issued a press release announcing the transaction in the afternoon of September 13, 2020.

        On September 24, 2020, Purchaser commenced the Offer and filed this Schedule TO-T.

11.  Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Immunomedics.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Immunomedics. Pursuant to the Merger, Parent will acquire all of the stock of Immunomedics not purchased pursuant to the Offer or otherwise. Stockholders of Immunomedics who sell their Shares in the Offer will cease to have any equity interest in Immunomedics or any right to participate in its earnings and future growth.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we will not seek the approval of Immunomedics' remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the "Closing") without a vote of the stockholders of Immunomedics in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Plans for Immunomedics.    At the Effective Time, the certificate of incorporation of Immunomedics will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser's directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See "Summary of the Merger Agreement—Board of Directors and Officers" below.

        Parent and Purchaser are conducting a detailed review of Immunomedics and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of Immunomedics during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Immunomedics' business, operations, capitalization, indebtedness and management with a view to optimizing development of Immunomedics' potential in conjunction with Immunomedics' or Parent's existing businesses. Possible changes could include changes in Immunomedics' business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Immunomedics Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

        Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Immunomedics, the disposition of securities of Immunomedics, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Immunomedics or the purchase, sale or transfer of a material amount of assets of Immunomedics.

Summary of the Merger Agreement and Certain Other Agreements.

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or Immunomedics, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Immunomedics to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below) and except that Immunomedics has the right to pursue damages, on behalf of its stockholders, against Parent and/or Purchaser for the loss of the Merger Consideration in the event of any breach of the Merger Agreement by Parent or Purchaser. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no later than September 25, 2020. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer," the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on October 22, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement.

        Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable legal requirements) and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Immunomedics' prior written approval is required for Parent or Purchaser to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

  •
  decrease the maximum number of Shares sought to be purchased in the Offer;

  •
  impose conditions or requirements to the Offer in addition to the Offer Conditions;

  •
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  •
  amend or modify any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

  •
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement; or

  •
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

        The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

  •
  if, as of the then scheduled Expiration Date, any Offer Condition has not been satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; and

  •
  Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for any period required by any legal requirement or any interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer.

        However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and March 13, 2021 (as may be extended up to September 13, 2021 in the event that certain conditions to the Offer have not been satisfied as of certain dates as provided in the Merger Agreement) (such date, as so extended, the "End Date") and may not extend the Offer beyond such earlier occurrence without Immunomedics' prior written consent.

        Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Immunomedics, the separate existence of Purchaser will cease, and Immunomedics will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Immunomedics have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote of Immunomedics' stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

        As of the Effective Time, the certificate of incorporation of Immunomedics will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on

Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

        As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

        The obligations of Immunomedics, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:

  •
  there has not been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Immunomedics has material business operations, and remaining in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body in any jurisdiction in which Parent or Immunomedics has material business operations, which prohibits or makes illegal the consummation of the Merger; and

  •
  Purchaser (or Parent on Purchaser's behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

        Board of Directors and Officers.    As of the Effective Time, the directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each director of Immunomedics and, if so requested by Parent, each officer of Immunomedics, will execute and deliver a letter effectuating his or her resignation as a member of the Immunomedics Board and an officer of Immunomedics, respectively, to be effective as of the Effective Time.

        Conversion of Capital Stock at the Effective Time.    At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by Immunomedics (or held in the treasury of Immunomedics), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, each of which will be canceled and retired and cease to exist without consideration or payment, and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive $88.00 per Share, net to the seller in cash, in each case, without interest, and subject to any withholding of taxes (collectively, the "Merger Consideration").

        Each share of Purchaser's common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

        Promptly after (and in any event no later than the third business day after) the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with Computershare Trust Company, N.A. (the "Paying Agent"), cash sufficient to make the payment of the aggregate Offer Price. On or prior to the date of the Closing, Parent will deposit, or will cause to be deposited, with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration in the Merger.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement, at the Effective Time, (i) each option to purchase Shares (each, whether granted by Immunomedics pursuant to its equity incentive plans, assumed by Immunomedics in connection with any merger, acquisition or similar transaction or otherwise issued or granted, a "Company Option") that is then outstanding and unexercised, whether or not vested (including any Company Option subject to performance-based vesting conditions), will be canceled and converted into the right to receive a cash payment equal to (a) the excess (if any) of (x) the Merger Consideration over (y) the exercise price payable per Share subject to that Company Option, multiplied by (b) the total number of Shares subject to that Company Option immediately prior to the Effective Time, and (ii) each restricted stock unit to acquire Shares (each, whether granted by Immunomedics pursuant to its equity incentive plans, assumed by Immunomedics in connection with any merger, acquisition or similar transaction or otherwise issued or granted, a "Company RSU"), that is then outstanding, whether or not vested, will be canceled and converted into the right to receive a cash payment equal to (a) the Merger Consideration multiplied by (b) the total number of Shares subject to that Company RSU immediately prior to the Effective Time.

        Representations and Warranties.    This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Immunomedics, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Immunomedics to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

        In the Merger Agreement, Immunomedics has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

  •
  capitalization;

  •
  authority relative to, and the binding nature of, the Merger Agreement;

  •
  SEC filings and financial statements;

  •
  disclosure controls and internal controls over financial reporting;

  •
  accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

  •
  absence of certain changes since Immunomedics' financial statements for the period ending December 31, 2019;

  •
  absence of a Material Adverse Effect (as defined below) from December 31, 2019 through the date of the Merger Agreement;

  •
  title to assets;

  •
  real property;

  •
  intellectual property;

  •
  material contracts;

  •
  absence of undisclosed liabilities;

  •
  compliance with legal requirements;

  •
  regulatory matters;

  •
  compliance with anti-corruption and anti-bribery laws;

  •
  permits and licenses;

  •
  tax matters;

  •
  employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

  •
  environmental matters;

  •
  insurance;

  •
  absence of litigation;

  •
  state takeover statutes;

  •
  required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

  •
  opinions of its financial advisors; and

  •
  brokers' fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Immunomedics are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Immunomedics and its subsidiaries, taken as a whole. The definition of "Material Adverse Effect" provides that no change, circumstance, condition, development, effect, event, occurrence or state of facts to the extent resulting from or relating to any of the following will be deemed to constitute or will be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:

  (i)
  any change in the market price or trading volume of Immunomedics' stock or change in Immunomedics' credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excluded);

  (ii)
  any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions;

  (iii)
  any event, occurrence, circumstance, change or effect generally affecting the industries in which Immunomedics and its subsidiaries operate, or in the economy generally or other general business, financial or market conditions (except to the extent that Immunomedics and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which Immunomedics and its subsidiaries operate);

  (iv)
  any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates (except to the extent that Immunomedics and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which Immunomedics and its subsidiaries operate);

  (v)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any other similar event (except to the extent that Immunomedics and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which Immunomedics and its subsidiaries operate);

  (vi)
  the failure of Immunomedics to meet internal or analysts' expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excluded);

  (vii)
  any adverse effect arising from or otherwise relating to (a) any action taken or omitted to be taken by Immunomedics at the written direction of Parent or where Immunomedics has requested Parent's consent in accordance with its interim operating covenants set forth in the Merger Agreement and Parent has unreasonably withheld, conditioned or delayed such consent, or (b) Immunomedics' compliance with its obligations relating to regulatory filings, consents and approvals set forth in the Merger Agreement;

  (viii)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in or action taken required to comply with any change in any legal requirement (including any quarantine, "shelter in place," "stay at home," social distancing, shut down, closure, sequester or any other legal requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental body in connection with or in response to COVID-19) or United States generally accepted accounting principles (except to the extent that Immunomedics and its subsidiaries are disproportionately affected thereby relative to other participants in the industries in which Immunomedics and its subsidiaries operate);

  (ix)
  any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Purchaser as the acquiror of Immunomedics; or

  (x)
  any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product candidate, in each case, not involving any wrongdoing by Immunomedics or any of its subsidiaries or any of their respective affiliates or representatives, or with respect to any product of any competitor of Immunomedics (including, in each case, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations) (except that the underlying causes of any such change may be considered to the extent not otherwise excluded).

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Immunomedics with respect to:

  •
  corporate matters, such as due organization, good standing, power and authority;

  •
  the formation and activities of Purchaser;

  •
  authority relative to, and the binding nature of, the Merger Agreement;

  •
  required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

  •
  accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

  •
  absence of litigation;

  •
  sufficiency of funds to consummate the Offer and the Merger;

  •
  ownership of securities of Immunomedics;

  •
  independent investigation regarding Immunomedics; and

  •
  broker's fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For the purpose of the Merger Agreement, a "Parent Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, would or would reasonably be expected to materially impair, prevent or materially delay Parent's or Purchaser's ability to consummate the Transactions prior to the End Date on the terms set forth in the Merger Agreement.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

        Access to Information.    From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice to Immunomedics, Immunomedics will, and will cause its subsidiaries and its representatives to, provide Parent and Parent's representatives with reasonable access during normal business hours to Immunomedics and its subsidiaries and their respective representatives, designated personnel and assets, and to all existing books, records, documents and information relating to Immunomedics and its subsidiaries and to promptly provide all reasonably requested information regarding the business of Immunomedics and its subsidiaries as Parent may reasonably request, in each case for any reasonable purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.

        Notice of Certain Events.    Immunomedics and Parent have agreed to promptly notify the other of (i) any notice or communication received by such party from any governmental body in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) any legal proceeding commenced or, to any party's knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

        Conduct of Business Pending the Merger.    Immunomedics has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements or to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement, as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), in connection with any action taken, or omitted to be taken, pursuant to any quarantine, "shelter in place," "stay at home," social distancing, shut down, closure, sequester or any other legal requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental body in connection with or in response to COVID-19 or which is taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by Immunomedics in its reasonable discretion, or as disclosed prior to execution of the Merger Agreement in Immunomedics' confidential disclosure schedules, it will, and it will cause each of its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice and (ii) preserve intact its material assets, properties, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with Immunomedics. In addition, Immunomedics will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions (including specified ordinary course exceptions and, in the case of the sixth and twelfth bullets below, an exception for any action taken, or omitted to be taken, pursuant to any quarantine, "shelter in place," "stay at home," social distancing, shut down, closure, sequester or any other legal requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental body in connection with or in response to COVID-19 or which is taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, as determined by Immunomedics in tis reasonable discretion):

  •
  establish a record date for, declare, set aside, pay any dividend or make any other distribution in respect of any shares of its equity interests;

  •
  repurchase, redeem or otherwise reacquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests or any restricted stock units;

  •
  split, combine, subdivide or reclassify any Shares or other equity interests;

  •
  sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Immunomedics may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of the Merger Agreement and the settlement of Company RSUs outstanding as of the date of the Merger Agreement, in each case, in accordance with their present terms);

  •
  (A) establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement; (B) amend or waive any of Immunomedics or its subsidiaries' material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any employee plan; or (C) grant any employee or director any increase in compensation, bonuses, severance, retention or other payments or other benefits (except Immunomedics and its subsidiaries may provide increases in salary, wages or benefits to non-executive employees in the ordinary course of business, amend any employee plan to the extent required by applicable legal requirements, enter into at-will employment agreements with new non-executive employees in the ordinary course of business and enter into agreements with consultants in the ordinary course of business);

  •
  other than offers of employment or engagement made by Immunomedics or any of its subsidiaries as of the date of the Merger Agreement that were made available to Parent, hire any employee or retain any consultant or promote any employee (other than non-executive employees in the ordinary course of business consistent with past practice with compensation generally consistent with similarly situated employees);

  •
  commence, alone or with any third party, any clinical trial in respect of any product candidate;

  •
  terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material governmental authorization;

  •
  qualify any new site for manufacturing any product candidate;

  •
  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

  •
  form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture or clinical or commercial collaboration agreement or any other material collaboration, development, partnership or similar material arrangement;

  •
  make or authorize any capital expenditure, except that Immunomedics and its subsidiaries may make or authorize any capital expenditures incurred in the ordinary course of business consistent with past practice that do not exceed $2,000,000 individually or $5,000,000 in the aggregate;

  •
  acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property, except for (i) non-exclusive licenses or sublicenses of patents in the ordinary course of business consistent with past practice (including entering into clinical trial agreements solely with respect to clinical trials that were ongoing as of the date of the Merger Agreement and material transfer agreements in the ordinary course of business consistent with past practice pursuant to which Immunomedics or any of its subsidiaries solely and exclusively own any and all intellectual property rights conceived, developed or reduced to practice thereunder) in amounts not exceeding $2,000,000 individually or $5,000,000 in the aggregate, (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of business of Immunomedics and its subsidiaries in amounts not exceeding $2,000,000 individually or in the aggregate and (iii) capital expenditures permitted under the foregoing bullet;

  •
  (A) lend money or make capital contributions or advances to, or make investments in, any person or (B) incur or guarantee any indebtedness in excess of $500,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Immunomedics' policies related thereto);

  •
  other than in the ordinary course of business consistent with past practice, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any material contract, or enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

  •
  except as required by applicable legal requirements, (i) make any material change to any accounting method, principle or practice or accounting period used for tax purposes; (ii) make, change or revoke any material tax election; (iii) file a material amended tax return; (iv) enter into a "closing agreement" within the meaning of Section 7121 of the tax code (or similar provision of state, local or non-U.S. tax law) with any governmental body regarding any material tax liability or assessment; (v) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (vi) settle or compromise any material audit, examination or legal proceeding relating to taxes or surrender a right to a material tax refund; (vii) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to customary extensions of the due date for filing a tax return); or (viii) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business);

  •
  settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $2,000,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of Immunomedics and its subsidiaries) and results in no monetary or other material non-monetary obligation of Immunomedics and its subsidiaries subject to certain specified exceptions;

  •
  commence any material legal proceeding, other than in the ordinary course of business consistent with past practice;

  •
  enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

  •
  adopt or implement any stockholder rights plan (or similar plans or arrangements);

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Immunomedics or any of its subsidiaries; or

  •
  authorize, agree or commit to take any of the foregoing actions.

        Filings, Consents and Approvals.    Each of Immunomedics, Parent and Purchaser has agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate every impediment under any antitrust laws that may be asserted by any governmental body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act. Each of Immunomedics, Parent and Purchaser has also agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

        Parent will, and will cause its affiliates to, proffer and agree to (i) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses of Parent or Immunomedics (or any of their respective subsidiaries or other affiliates), and (ii) agree to any other restriction on the conduct of such businesses, in each case as may be necessary to avoid or eliminate each and every impediment under the antitrust laws that may be asserted by any governmental body with respect to the Transactions so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date; provided that, Parent and its affiliates will not be required to agree to any such remedy or restriction if such actions would (x) materially and adversely affect the business of Parent and its subsidiaries, taken as a whole following consummation of the Transactions, (y) require the sale, license, divestiture, disposal, or holding separate of, IMMU-132 (Trodelvy) or (z) require any other structural, behavioral or conduct remedy involving any product candidate of Immunomedics or any of its subsidiaries if, in the case of clause (z), any such remedy would have a material impact on the value or business prospects of the product candidates of Immunomedics and its subsidiaries taken as a whole to Parent and its subsidiaries following the consummation of the Transactions.

        Immunomedics will not be permitted to take any of the actions described in (i) and (ii) above without Parent's prior written consent, and Parent and Immunomedics and its subsidiaries will not be required to take or agree to take any of the actions described in (i) and (ii) above unless the effectiveness of such action is conditioned on the Closing. Further, if any lawsuit or other proceeding, whether judicial or administrative, is brought or threatened to be brought challenging or seeking to restrain or prohibit the consummation of the Transactions under the antitrust laws, each of Parent,

Purchaser and Immunomedics will contest and resist any such action or proceeding to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restrains consummation of the Transactions on or before the End Date.

        Each of Immunomedics, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable (but no later than ten business days after the date of the Merger Agreement), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether (and promptly preparing and making, if so required) any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.

        In addition, Immunomedics, Parent and Purchaser have agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under antitrust laws, (iii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the U.S. Federal Trade Commission (the "FTC"), the U.S. Department of Justice (the "DOJ") or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (except that documents, including "4(c) and 4(d) documents" as that term is defined under the HSR Act, that contain valuation information can be redacted), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized representatives of the other parties to be present at each meeting or conference, including by telephone or videoconference, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Immunomedics, Parent and Purchaser have also agreed to supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions. Immunomedics, Parent and Purchaser have agreed to not commit to or agree with any governmental body to stay, toll or extend any applicable waiting period under the HSR Act, or delay the consummation of the Transactions, or withdraw any notification filed under the HSR Act, without the prior written consent of the other party.

        During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Immunomedics has agreed, to the extent permissible under applicable legal requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect Immunomedics, any of its plans with respect to the product candidates or its ability to interact with any governmental body consistent with companies at similar stages of development in the pharmaceutical industry (in each case as determined in good faith by Immunomedics), to (a) offer Parent the opportunity to consult with Immunomedics and its subsidiaries prior to any proposed material meeting or other material communication with the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or any other specified governmental body relating to any product candidate or material governmental authorization, (b) promptly inform Parent of, and provide Parent a reasonable opportunity to review, in advance, any material filing proposed to be made by or on behalf of Immunomedics or any of its subsidiaries and any material communication proposed to be submitted or otherwise provided to the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body by or on behalf of Immunomedics or any of its subsidiaries, in each case relating to any product candidate or material governmental authorization (provided that in clause (a) and (b), in no event will Immunomedics or any of its subsidiaries be required to delay any of its actions or such filings, correspondence and communication, respectively), (c) keep Parent reasonably informed of any material communication (written or oral) with or from the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body or relating to any product candidate or governmental authorization, and (d) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two business days to the extent practicable) to comment prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any product candidate. Immunomedics has agreed to promptly notify Parent of any significant data relating to any product candidate, including information related to any significant adverse events with respect to any product candidate, in each case which it discovers after the date of the Merger Agreement.

        The parties have agreed not to enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement or (iii) obtain all authorizations, consents, orders and approvals of governmental bodies necessary for the consummation of the transactions contemplated by the Merger Agreement.

        Employee Matters.    Parent has agreed that, for a period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, it will provide to employees of Immunomedics who remain actively employed by Immunomedics or an affiliate during that period (the "Continuing Employees") (i) base salary or base wages and short-term cash incentive compensation opportunities, on a basis, in each case, that is no less favorable than that in effect immediately prior to the execution of the Merger Agreement, (ii) equity compensation awards that are substantially comparable in the aggregate to the equity compensation awards generally provided to similarly-situated employees of Parent and its subsidiaries and (iii) all other employee benefits (excluding severance) that are no less favorable in the aggregate than those provided in the aggregate (excluding severance) to the applicable Continuing Employee by Immunomedics and its subsidiaries and affiliates immediately prior to the execution of the Merger Agreement.

        Parent has also agreed that all Continuing Employees will be eligible to continue to participate in Immunomedics' health and welfare benefit plans (to the same extent those Continuing Employees were eligible to participate in Immunomedics' health and welfare benefit plans immediately prior to the Effective Time). Parent will also provide each Continuing Employee with service credit for all purposes (other than pension accruals or as would result in any duplication of benefits) under the relevant employee benefit plans of Parent, its affiliates and Immunomedics for service prior to the Effective Time with Immunomedics and its subsidiaries and affiliates to the same extent that service was recognized under a corresponding benefit plan of Immunomedics or its subsidiaries prior to the Effective Time. To the extent permitted under applicable legal requirements, Parent will, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time, (a) cause any eligibility requirements, pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of Immunomedics or its subsidiaries and (b) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by Continuing Employees during the calendar year in which the Effective Time occurs under similar plans maintained by Immunomedics or its subsidiaries.

        If the Effective Time occurs prior to the date in 2021 that annual bonus payments in respect of calendar year 2020 are paid to employees of Immunomedics and its subsidiaries in the ordinary course of business consistent with past practice pursuant to the Immunomedics Annual Cash Bonus Plan (the "Ordinary 2020 Bonus Payment Date"), then Parent will pay to each Continuing Employee who participates in the Immunomedics Annual Cash Bonus Plan and (i) remains actively employed through the Ordinary 2020 Bonus Payment Date or (ii) experiences a severance qualifying termination of employment on or after the date that the Effective Time occurs and prior to the Ordinary 2020 Bonus Payment Date, an annual bonus in respect of calendar year 2020 pursuant to the Immunomedics Annual Cash Bonus Plan on the Ordinary 2020 Bonus Payment Date (but in no event later than March 15, 2021), and with all "Company Performance Metrics" (as defined in the Immunomedics Annual Cash Bonus Plan) in respect of calendar year 2020 being deemed achieved at 150% of the target level.

        If requested in writing by Parent at least ten days prior to the Offer Acceptance Time, Immunomedics will take all actions that may be necessary under the Immunomedics 401(k) plan to terminate the Immunomedics' 401(k) plan at least one day prior to the Effective Time. If Immunomedics so terminates the Immunomedics 401(k) plan, then (i) prior to the Effective Time, Immunomedics and Parent will take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of "eligible rollover distributions" in an amount equal to the full account balance distributed or distributable to each such employee from the Immunomedics 401(k) plan, to the Parent 401(k) plan, and (ii) each Continuing Employee will become a participant in the Parent 401(k) plan on the date that the Effective Time occurs, with no gap in participation in a tax-qualified defined contribution plan.

        ESPP.    Immunomedics will take all necessary actions to (a) suspend the Immunomedics 2020 Employee Stock Purchase Plan (as of the date of the Merger Agreement, so that no "Offering" (as defined in the Immunomedics 2020 Employee Stock Purchase Plan) is in effect as of or following the date of the Merger Agreement, (b) ensure that no further Offering commences pursuant to the Immunomedics 2020 Employee Stock Purchase Plan after the date of the Merger Agreement, and (c) terminate the Immunomedics 2020 Employee Stock Purchase Plan effective as of immediately prior to, and conditional upon the occurrence of, the Offer Acceptance Time.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of Immunomedics and its subsidiaries, whom we refer to as "indemnitees," with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six years from and after the Effective Time (the "Indemnity Period"). Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents of each of Immunomedics and its subsidiaries with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause Immunomedics and its subsidiaries to perform its obligations thereunder.

        In addition, Parent has agreed that during the Indemnity Period, Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Immunomedics or any of its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Immunomedics or any of its subsidiaries as a director or officer of another person (the "Indemnified Persons"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Immunomedics or any of its subsidiaries or is or was serving at the request of Immunomedics or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents of Immunomedics and its subsidiaries as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or Immunomedics' or any of its subsidiaries' organizational documents or any indemnification or other similar agreements, as applicable, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.

        For the Indemnity Period, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by or for the benefit of Immunomedics and its subsidiaries or provide substitute policies for Immunomedics and its subsidiaries (and their current and former directors and officers who are currently covered by the existing policies maintained by or for the benefit of Immunomedics and its subsidiaries), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by or for the benefit of Immunomedics and its subsidiaries with respect to claims arising from facts or events that occurred at or prior to the Effective Time (with insurance carriers having at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance); provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by Immunomedics and its subsidiaries for such insurance (the "Maximum Amount"). In lieu of the foregoing, prior to the date of the Closing, Immunomedics may purchase a "tail" directors' and officers' liability insurance policy for

Immunomedics and its subsidiaries (and their current and former directors and officers who are currently covered by the existing policies maintained by or for the benefit of Immunomedics and its subsidiaries) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by Immunomedics and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy will not exceed the Maximum Amount.

        Security Holder Litigation.    In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of any securities of Immunomedics or its subsidiaries (whether directly or on behalf of Immunomedics or any of its subsidiaries or otherwise) against Immunomedics, its subsidiaries and/or their directors or officers, Immunomedics is required to promptly notify Parent of such litigation and to keep Parent reasonably and promptly informed of any material developments with respect to such litigation. Immunomedics has agreed to give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by Immunomedics or any of its subsidiaries in connection with such litigation (and Immunomedics will give due consideration to Parent's comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Immunomedics will otherwise control the defense and/or settlement described above and the disclosure of information in connection with such defense or settlement will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.

        Reasonable Best Efforts.    Each of Immunomedics and Parent has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, each party has agreed to use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions to the extent requested in writing by Parent, provided that obtaining any such consent or approval will not, in and of itself, be a condition to the Offer or the Merger, and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party. Neither Parent, Immunomedics nor any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.

        Takeover Laws.    If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a "Takeover Law") may become, or may purport to be, applicable to the Transactions, Parent and Immunomedics have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

        Section 16 Matters.    Immunomedics and the Immunomedics Board (or a duly formed committee thereof consisting of non-employee directors (as that term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Company Options and Company RSUs in the Merger by applicable individuals and to cause those dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Stock Exchange Delisting and Deregistration.    Prior to the date of the Closing, Immunomedics has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by Immunomedics of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Compliance with IRSA.    Prior to the Closing, Immunomedics has agreed to use commercially reasonable efforts to achieve compliance with the New Jersey Industrial Site Recovery Act. Immunomedics has also agreed to use commercially reasonable efforts to consult with Parent with respect to related filings with the New Jersey Department of Environmental Protection.

        No Solicitation.    Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, Immunomedics and its subsidiaries have agreed not to, and to cause their directors and officers not to, and to use its reasonable best efforts to cause their other representatives not to, directly or indirectly:

  (i)
  continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

  (ii)
  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer);

  (iii)
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);

  (iv)
  approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

  (v)
  take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on "business combinations" or any similar provision contained in applicable Takeover Laws or Immunomedics' organizational and other governing documents;

  (vi)
  subject to fiduciary duties of the Immunomedics Board, waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

  (vii)
  resolve or agree to do any of the foregoing.

        Immunomedics agreed to, as promptly as reasonably practicable (and in any event within two business days) following the date of the Merger Agreement, discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information or documents previously furnished to any person (other than Parent, its affiliates and their respective representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.

        Notwithstanding the above limitations, if Immunomedics or any of its representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Immunomedics Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable legal requirements, Immunomedics and its representatives may take the following actions:

  (x)
  furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Immunomedics and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that as promptly as practicable (and in any event within 36 hours), Immunomedics provides any such non-public information to Parent to the extent access to such information was not previously provided to Parent or its representatives); and

  (y)
  engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

        In the case of each of clauses (x) and (y) above, at or prior to the first time Immunomedics furnishes such information or participates in any such discussions or negotiations, Immunomedics must provide written notice to Parent of the required determination in good faith of the Immunomedics Board as described above. Under the Merger Agreement "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that is (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement that (i) contains provisions that are not less favorable in the aggregate to Immunomedics than those contained in the Mutual Confidential Disclosure Agreement, dated as of January 1, 2019, as amended effective as of June 30, 2019, between Immunomedics and Parent (the "Confidentiality Agreement"), provided that such agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and (ii) does not prohibit Immunomedics from providing any of the information described above to Parent.

        Immunomedics is required to notify Parent promptly (but in any event within 36 hours after knowledge of receipt by an executive officer or director of Immunomedics) of the receipt by Immunomedics or any of its representatives of any proposal or offer with respect to an Acquisition Proposal. Immunomedics is further required to (i) provide Parent a copy of any written Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person making such inquiry, proposal or offer, and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 36 hours of any request by Parent for an update as to the status of any such material development, discussion or negotiation).

        "Acquisition Proposal" means any proposal or offer from any person (other than Parent and its affiliates) or group, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of Immunomedics and its subsidiaries equal to 20% or more of Immunomedics and its subsidiaries'

consolidated assets; (ii) acquisition or exclusive license of the product candidates, (iii) issuance or acquisition of 20% or more the outstanding Shares or 20% or more of any class of equity securities of one or more of Immunomedics or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Immunomedics and its subsidiaries; (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of one or more of Immunomedics or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Immunomedics and its subsidiaries; or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Immunomedics that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of one or more of Immunomedics or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Immunomedics and its subsidiaries (in the case of each of foregoing paragraphs (i) through (iv), other than the Transactions.

        "Superior Offer" means a bona fide written Acquisition Proposal (except that references to "20%" in the definition of Acquisition Proposal above will be deemed to be "50%") that the Immunomedics Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Immunomedics Board deems relevant, and if consummated, would result in a transaction more favorable to Immunomedics' stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Parent or any other proposal of Parent so that such Acquisition Proposal would cease to constitute a Superior Offer).

        Nothing in the Merger Agreement will prohibit Immunomedics from disclosing to Immunomedics' stockholders any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from taking any action necessary to comply with applicable legal requirements, provided that the Immunomedics Board will not effect a Company Adverse Change Recommendation (as defined below) except as set forth below.

        Immunomedics has agreed that in the event any of its subsidiaries or any representative of Immunomedics or any of its subsidiaries acting on behalf of Immunomedics takes any action that, if taken by Immunomedics, would constitute a breach of the provisions summarized under this "—No Solicitation" heading, Immunomedics will be deemed to be in breach of such provisions.

        Recommendation Change.    As described above, and subject to the provisions described below, the Immunomedics Board has determined to recommend that the stockholders of Immunomedics accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Company Board Recommendation." The Immunomedics Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Immunomedics Board nor any committee thereof may:

  (i)
  withdraw (or modify in a manner adverse to Parent or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Company Board Recommendation;

  (ii)
  adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to take any of the foregoing actions;

  (iii)
  after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within five business days after a written request by Parent to do so (or, if earlier, by the close of business on the End Date), provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that Parent is entitled to make a new request upon receipt of each Determination Notice (as defined below) and Immunomedics is not required to provide any such affirmation during the two or three business day periods, as applicable, following the giving of such Determination Notice);

  (iv)
  following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that Immunomedics' stockholders reject such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the End Date); or

  (v)
  fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Immunomedics' stockholders (any action described in the foregoing paragraphs (i) through (v) is referred to as a "Company Adverse Change Recommendation").

        The Merger Agreement further provides that the Immunomedics Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow Immunomedics to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, if Immunomedics receives a bona fide written Acquisition Proposal from any person that is not withdrawn and after consultation with outside legal counsel and its financial advisor, the Immunomedics Board determines, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Immunomedics Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, make a Company Adverse Change Recommendation or (provided Immunomedics and its subsidiaries are not in breach of the non-solicitation provisions in any material respect and in a manner that led to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:

  (i)
  the Immunomedics Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

  (ii)
  Immunomedics has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least three business days prior to making any such Company Adverse Change Recommendation or termination (a "Determination Notice") (which notice will not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent, during such three business day period, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

  (iii)
  Immunomedics (a) has provided to Parent information with respect to such Acquisition Proposal as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Immunomedics, a written summary of the material terms thereof), (b) has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (c) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Immunomedics Board has determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable legal requirements.

        The foregoing paragraphs (i) through (iii) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.

        Additionally, at any time prior to the Offer Acceptance Time, the Immunomedics Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, effect a Company Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:

  (i)
  the Immunomedics Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

  (ii)
  Immunomedics has given Parent a Determination Notice at least three business days prior to making any such Company Adverse Change Recommendation, and, if desired by Parent, during such three business day period has negotiated, or caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and

  (iii)
  Immunomedics (A) has specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Immunomedics Board has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Immunomedics Board to Immunomedics' stockholders under applicable legal requirements.

        The foregoing paragraphs (i) through (iii) also apply to any material change to the facts and circumstances specified by Immunomedics pursuant to clause (iii)(A) above and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.

        "Intervening Event" means an event, occurrence, fact or change that materially affects the business, assets or operations of Immunomedics and its subsidiaries (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Immunomedics) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the

Immunomedics Board as of the date of the Merger Agreement and becomes known to the Immunomedics Board prior to the Offer Acceptance Time (an "Intervening Event"); provided that (a) changes in Immunomedics' stock price, in and of itself, (b) any Acquisition Proposal or (c) the fact that, in and of itself, Immunomedics exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period will not constitute an Intervening Event (except that, in the case of (a) and (c), the underlying reasons for such events may constitute an Intervening Event).

        Termination.    The Merger Agreement may be terminated prior to the Closing as follows:

  (i)
  by mutual written consent of Parent and Immunomedics;

  (ii)
  by either Parent or Immunomedics, if the Closing has not occurred on or prior to midnight Eastern Time, on March 13, 2021 (the "End Date"); provided, that (a) (x) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of any antitrust law) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date will automatically be extended to June 13, 2021 and (y) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of any antitrust law) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date (as extended by clause (x)) will automatically be extended to September 13, 2021 and (b) this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an "End Date Termination");

  (iii)
  by either Parent or Immunomedics, if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under the Merger Agreement with respect to the removal of such order, injunction decree, ruling or other action;

  (iv)
  by Parent, if the Immunomedics Board has effected a Company Adverse Change Recommendation (an "Adverse Recommendation Termination");

  (v)
  by Immunomedics, if the Immunomedics Board has made a Company Adverse Change Recommendation in order to accept a Superior Offer and concurrently entered into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (but only if Immunomedics and the Immunomedics Board have complied with the provisions summarized under "—Recommendation Change" above with respect to such Superior Offer and Immunomedics has paid the Termination Fee (as defined below) immediately before or simultaneously with and as a condition to such termination (such termination a "Superior Offer Termination");

  (vi)
  by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Immunomedics has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement such that any of the following conditions would not be satisfied and could not be cured by Immunomedics by the End Date, or if capable of being cured, is not cured within 45 days of receiving written notice from Parent of such breach or failure to perform (such termination, a "Immunomedics Breach Termination"):

    (A)
    certain representations and warranties of Immunomedics, including with respect to certain corporate matters (including due organization and authority to enter into and perform under the Merger Agreement), certain capitalization matters, applicability of state takeover laws, the opinions of Immunomedics' financial advisors and brokers' and other advisors' fees, being true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

    (B)
    certain representations and warranties of Immunomedics regarding its capitalization being true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

    (C)
    the representation and warranty of Immunomedics regarding the absence of a Material Adverse Effect from September 30, 2019 through the date of the Merger Agreement being true and correct in all respects; and

    (D)
    the representations and warranties of Immunomedics other than those referenced in paragraphs (A) through (C) above being true and correct (disregarding all "Material Adverse Effect" and "Materiality" qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; and

    (E)
    Immunomedics has complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time; or

  (vii)
  by Immunomedics (so long as Immunomedics is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if (a) Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured, is not cured within 45 days after receiving written notice from Immunomedics of such breach or failure to perform, or (b) Purchaser failed to commence the Offer on or prior to the tenth business day following the date of the Merger Agreement or if Purchaser fails to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer immediately after the Expiration Date following the expiration of the Offer, purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable following the Offer Acceptance Time (and in any event within three business days, or otherwise consummate the Offer in accordance with the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Immunomedics (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in "—Immunomedics Termination Fee" below, (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms and (iii) except as set forth in the Merger Agreement, termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination.

        Immunomedics Termination Fee.    Immunomedics has agreed to pay Parent a termination fee of $732,052,638 in cash (the "Termination Fee") if:

  (i)
  the Merger Agreement is terminated by Immunomedics pursuant to a Superior Offer Termination;

  (ii)
  the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

  (iii)
  (x) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn), (y) thereafter, the Merger Agreement is terminated (A) by Parent or Immunomedics pursuant to an End Date Termination, or (B) by Parent pursuant to a Immunomedics Breach Termination resulting from a willful and material breach of any of Immunomedics' obligations under the Merger Agreement described above under the "—No Solicitation" heading and "—Recommendation Change" heading and (C) within 12 months of such termination, the Immunomedics Board approves or recommends any Acquisition Proposal (regardless of when made), and Immunomedics enters into a definitive agreement with respect to such Acquisition Proposal which will have been consummated; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term "Acquisition Proposal" will have the meaning described in "—No Solicitation" above, except that all references to "20%" will be deemed to be references to "50%."

        In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, "Parent Related Parties") (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Immunomedics or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. In no event will Immunomedics be required to pay the Termination Fee on more than one occasion.

        Parent's right to receive the payment from Immunomedics of the Termination Fee will be the sole and exclusive remedy of the Parent Related Parties against Immunomedics and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates for any loss or damages suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of such related parties of Immunomedics will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

        Specific Performance.    The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement. The right to specific performance includes the right of Immunomedics, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and conditions set forth in the Merger Agreement.

        Expenses.    Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

        Offer Conditions.    The Offer Conditions are described in Section 13—"Conditions of the Offer."

  Confidentiality Agreement

        Prior to signing the Merger Agreement, Parent and Immunomedics entered into the Confidentiality Agreement, pursuant to which each party agreed, and subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with the consideration of a possible business transaction involving Parent and Immunomedics. Parent's and Immunomedics' obligations with respect to confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement, and will expire seven years after the date of the Confidentiality Agreement. The Confidentiality Agreement does not include (i) an employee non-solicitation provision or (ii) a standstill provision.

        This summary does not purport to be complete and is qualified in its entirety by reference to the Mutual Confidential Disclosure Agreement and Amendment No. 1 to Mutual Confidential Disclosure Agreement, which are filed as Exhibits (d)(2) and (d)(3) to this Schedule TO, respectively, and are incorporated by reference herein.

  Exclusivity Agreement

        Prior to signing the Merger Agreement, Immunomedics and Parent entered into a letter agreement, dated September 10, 2020 (the "Exclusivity Agreement") pursuant to which Immunomedics agreed that it would not, and would cause its representatives not to, from September 10, 2020 through the Exclusivity Termination Time (as defined below) (i) continue any negotiations with any party other than Parent and its affiliates (a "Third Party") with respect to a possible acquisition of Immunomedics by such Third Party, (ii) solicit, initiate or knowingly encourage any proposals or offers from any Third Party with respect to a competing transaction or (iii) enter into any agreement with a Third Party relating to a competing transaction. As used in the Exclusivity Agreement, the "Exclusivity Termination Time" means the earliest of (a) the execution of a definitive agreement by Parent and Immunomedics providing for a transaction, if any, (b) 6:00 a.m. (Eastern Time) on Monday, September 14, 2020, or such later date as Parent and Immunomedics may mutually agree in writing and (c) the time at which Parent informs Immunomedics or its representatives that Parent intends to not proceed with a transaction at a price of at least $88.00 per share in cash and otherwise on the terms contemplated by Parent's initial written proposal setting forth the terms and conditions of a possible transaction.

        This summary does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and is incorporated by reference herein.

12.  Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $21 billion. Purchaser anticipates funding these payments with cash on hand and from a combination of some or all of the following credit commitments and facilities of Parent and notes issuances of Parent.

Senior Notes.

        On September 23, 2020, Parent entered into an underwriting agreement pursuant to which Parent agreed to issue and sell to the underwriters named therein $7.25 billion aggregate principal amount of senior unsecured notes, consisting of $500 million aggregate principal amount of floating rate notes due 2021 (the "2021 Floating Rate Notes"), $500 million aggregate principal amount of floating rate notes due 2023 (the "2023 Floating Rate Notes," and together with the 2021 Floating Rate Notes, the "Floating Rate Notes") and $2 billion aggregate principal amount of 0.75% senior notes due 2023 (the "2023 Fixed Rate Notes"), $750 million aggregate principal amount of 1.20% senior notes due 2027 (the "2027 Fixed Rate Notes"), $1 billion aggregate principal amount of 1.65% senior notes due 2030 (the "2030 Fixed Rate Notes"), $1 billion aggregate principal amount of 2.60% senior notes due 2040 (the "2040 Fixed Rate Notes"), $1.5 billion aggregate principal amount of 2.80% senior notes due 2050 (the "2050 Fixed Rate Notes," together with the 2023 Fixed Rate Notes, 2027 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2040 Fixed Rate Notes, the "Fixed Rate Notes" and, together with the Floating Rate Notes, the "Notes") in a registered public offering (the "Offering"). Parent intends to use a portion of the net proceeds from the Offering to finance a portion of the consideration payable in connection with the Transactions and to pay related fees and expenses. The Offering is expected to close on September 30, 2020, subject to customary closing conditions. The closing of the Offering is not contingent on the closing of the Transactions.

        In the event that Parent does not consummate the Transactions on or prior to September 13, 2021 or the Merger Agreement is terminated any time prior thereto, Parent will be required to redeem in whole and not in part the aggregate principal amount of the outstanding Floating Rate Notes, the 2023 Fixed Rate Notes, the 2030 Fixed Rate Notes and the 2040 Fixed Rate Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. The "special mandatory redemption date" will be the earlier to occur of (1) October 13, 2021, if the Transactions have not been consummated on or prior to September 13, 2021, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

        Parent will have the option to redeem some or all of the Fixed Rate Notes and the 2023 Floating Rate Notes, but not the 2021 Floating Rate Notes, at the times and at the redemption price described in the Fixed Rate Notes and the 2023 Floating Rate Notes. Parent will also be required to repurchase each series of Notes upon certain change of control events. The indenture governing the Notes contains covenants that, among other things, limit the ability of Parent and certain of its subsidiaries to (i) incur liens, (ii) enter into certain sale and leaseback transactions and (iii) consolidate, merge or sell all or substantially all of Parent's assets. These limitations are subject to a number of qualifications and exceptions that are set forth in the indenture governing the Notes.

        For more information on the Offering, please refer to the preliminary prospectus supplement filed by the Company with the SEC pursuant to Rule 424(b)(5) on September 23, 2020. This Offer to Purchase is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Offering.

Term Loan Commitment.

        On September 18, 2020, Parent entered into a commitment letter (the "Term Loan Commitment Letter") with Barclays Bank PLC, Wells Fargo Bank, National Association and the other commitment parties party thereto (the "Commitment Parties") pursuant to which the Commitment Parties have committed to provide an unsecured term loan facility (the "Term Loan Facility") to Parent in an aggregate amount of up to $1.0 billion. The Term Loan Facility may be replaced in whole or in part by the proceeds of the Notes Offering.

        Borrowings under the Term Loan Facility will mature on the date that is three years after the date of the borrowing. The Term Loan Facility will bear interest at a rate per annum equal to, at the option of Parent, (i) the highest of (a) the rate equal to the Federal Funds Rate plus 0.50%, (b) the prime rate as quoted by the Wall Street Journal and (z) the one-month London Interbank Offered Rate plus 1.00% or (ii) a rate equal to the London Interbank Offered Rate for the deposit of U.S. dollars, in each case plus a margin which fluctuates based upon the credit ratings assigned by S&P and Moody's to Parent's senior unsecured non-credit enhanced long-term indebtedness for borrowed money from time to time. Parent will be able to reduce the commitments under the Term Loan Facility and will have the option to terminate or permanently prepay loans under the Term Loan Facility in whole or in part at any time, without premium or penalty, upon notice and subject to the conditions to be specified in the Term Loan Facility. Amounts repaid under the Term Loan Facility cannot be reborrowed.

        The commitments of the Commitment Parties are conditioned upon, among other things, the execution and delivery of definitive documentation for the Term Loan Facility, consummation of the Offer, absence of material adverse effect with respect to Immunomedics, accuracy in all material respects of certain representations and warranties and delivery of certain financial statements.

        We anticipate that the borrowings described above will be refinanced or repaid from funds generated internally by Parent (including, after completion of the Merger, existing cash balances of and funds generated by Immunomedics) or other sources, which may include the proceeds of the sale of securities. No decision has been made concerning this matter, and decisions will be made based on Parent's review from time to time of the advisability of selling particular securities, interest rates and other economic conditions.

        The foregoing summary of the Term Loan Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Term Loan Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Term Loan Commitment Letter as Exhibit (b)(1) to the Schedule TO.

        We have neither sought nor made alternative financing arrangements should the Term Loan Facility and the Notes Offering not be available.

        The Offer is not conditional upon any financing arrangements.

13.  Conditions of the Offer.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition (described in clause (a) below), the Termination Condition (described in clause (k) below), the HSR Condition (described in clause (h) below), or the Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:

  a.
  there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represents one more Share than 50% of the total number of Shares outstanding;

  b.
  the representations and warranties of Immunomedics set forth in the first sentence of Section 3.01(a), Section 3.02, clauses (i) - (ii) of Section 3.03(c) (solely as such representations relate to Immunomedics), Section 3.04, Section 3.21, Section 3.23 and Section 3.24 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

  c.
  the representations and warranties of Immunomedics set forth in the first sentence of Section 3.03(a), clauses (i) - (iii) of Section 3.03(d) and Section 3.03(e) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

  d.
  the representation and warranty of Immunomedics set forth in Section 3.06(b) of the Merger Agreement shall be true and correct in all respects;

  e.
  the representations and warranties of Immunomedics set forth in the Merger Agreement (other than those referred to in clauses (b) through (d) above) shall be true and correct (disregarding for this purpose all "Material Adverse Effect" and "materiality" qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;

  f.
  Immunomedics has complied with and performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

  g.
  since the date of the Merger Agreement, there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect that is continuing;

  h.
  the waiting period applicable to the Offer under the HSR Act has expired or been terminated, and, if Parent and Immunomedics have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permits such consummation;

  i.
  Parent and Purchaser have received a certificate executed on behalf of Immunomedics by the Chief Executive Officer and the Chief Financial Officer of Immunomedics confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

  j.
  there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Immunomedics has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Immunomedics has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration; and

  k.
  the Merger Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition, the Termination Condition, the HSR Condition and the Governmental Impediment Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).

14.  Dividends and Distributions.

        The Merger Agreement provides that Immunomedics will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its equity interests (including the Shares). See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger."

15.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and Purchaser's review of publicly available filings by Immunomedics with the SEC and other information regarding Immunomedics, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Immunomedics and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to

Immunomedics' or Parent's business or that certain parts of Immunomedics' or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Filings, Consents and Approvals", Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Reasonable Best Efforts" and Section 13—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as reasonably practicable, but no later than ten business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 p.m., Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC prior to that time. If a Second Request issues, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one additional waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the timing of the purchase of Shares in the Offer could be delayed only by court order or with Parent's and Immunomedics' consent. It is also possible that Parent and Immunomedics could enter into a timing agreement with the FTC or the Antitrust Division that could affect the timing of the purchase of Shares in the Offer. Complying with a Second Request can take a significant period of time. Although Immunomedics is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Immunomedics' failure to make its filing nor failure to comply with its own Second Request in a timely manner will change the waiting period with respect to the purchase of Shares in the Offer.

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Immunomedics or any of their respective subsidiaries or affiliates. At any time before or after the completion of the Offer and the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state may also bring legal action under federal and state antitrust laws and consumer protection laws as they deem necessary. Private parties also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—"Conditions of the Offer."

        Parent and Immunomedics also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and Immunomedics are engaged, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States, and no approval of any non-U.S. antitrust authority is a condition to the consummation of the Offer or the Merger.

        Based upon an examination of publicly available and other information relating to the businesses in which Immunomedics is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—"Conditions of the Offer."

        Stockholder Vote Not Required.    Immunomedics has represented in the Merger Agreement that it has the corporate power and authority to execute and deliver and to perform its obligations under the Merger Agreement and to consummate the Transactions and that the Merger Agreement has been duly executed and delivered by Immunomedics. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Immunomedics will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Immunomedics will take all necessary and appropriate action to effect the Merger as promptly as practicable without a vote of stockholders of Immunomedics in accordance with Section 251(h) of the DGCL. See Section 11—"Purpose of the Offer and Plans for Immunomedics; Summary of the Merger Agreement and Certain Other Agreements."

        State Takeover Laws.    A number of states (including Delaware, where Immunomedics is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Immunomedics has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Immunomedics has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other "moratorium," "control share acquisition," "fair price," "super majority," "affiliate transactions," or "business combination" or other similar state anti-takeover laws and regulations. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Immunomedics who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the "fair value" of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, Immunomedics may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Immunomedics a written demand for appraisal of his, her or its Shares, which demand must reasonably inform Immunomedics of the identity of the stockholder and that the stockholder is demanding appraisal, (ii) not tender his, her or its Shares in the Offer, (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex C to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Immunomedics' stockholders exercise appraisal rights under Section 262 of the DGCL.

        If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Legal Proceedings Relating to the Tender Offer.    None.

16.  Fees and Expenses.

        Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Immunomedics" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Immunomedics' stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Immunomedics or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gilead Sciences, Inc. Maui Merger Sub, Inc. September 24, 2020

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.

1.     Directors and Executive Officers of Purchaser.

        The following table sets forth information about the directors and executive officers of Purchaser as of September 24, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America President and Treasurer; Director	Mr. Dickinson serves as Parent's Executive Vice President and Chief Financial Officer, responsible for the oversight of Parent's global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent's corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent's licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard. Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor's degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago.
Brett A. Pletcher United States of America Secretary; Director

Mr. Pletcher leads a group at Parent that includes the government affairs and policy, public affairs, and legal organizations. In his role, he oversees Parent's work to shape health policy and communicate Parent's perspective across external audiences. As General Counsel, he is also responsible for all of Parent's legal functions, including intellectual property, litigation and compliance efforts associated with the promotion of Parent's products. Before joining Parent in 2005, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he provided corporate and securities services to emerging growth public and private companies as well as venture capital investors. Mr. Pletcher received his bachelor's degree in economics and political science from the University of California, Riverside and earned his law degree from the University of California, Berkeley's Boalt Hall School of Law.

Christina Carlson United States of America Assistant Secretary; Director

Ms. Carlson is Vice President, Corporate Legal at Parent. Before joining Parent in 2011, Ms. Carlson was an associate at the law firm of Wilson Sonsini Goodrich & Rosati, where she advised a wide range of clients, including those in the technology sector, on transactional matters. Ms. Carlson received her bachelor's degree in biotechnology from the University of California, Davis and earned her law degree from Santa Clara University School of Law.

Schedule A-1

2.     Directors and Executive Officers of Parent.

        The following table sets forth information about the directors and executive officers of Parent as of September 24, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jacqueline K. Barton, Ph.D. United States of America Director	Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry in the Division of Chemistry and Chemical Engineering at the California Institute of Technology (located at: 1200 East California Boulevard Pasadena, California 91125 USA), where she has been a member of the faculty for nearly 30 years and served as the Norman Davidson Leadership Chair of the division from 2009 to 2019. She is a member of the board of directors of Dow Inc., and previously served on the board of directors and Materials Advisory Committee of DowDupont Inc. and the board of directors of The Dow Chemical Company. Dr. Barton also founded and served on the board of directors of GeneOhm Sciences Inc., a molecular diagnostics company acquired by Becton, Dickinson and Company, and was a member of Parent's Scientific Advisory Board from 1989 to 2007. She is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Philosophical Society. In 2011, Dr. Barton received the 2010 National Medal of Science for her discovery of new chemistry of the DNA helix, and in 2015, she received the Priestley Medal, the highest award of the American Chemical Society.
Sandra J. Horning, M.D. United States of America Director

Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc. (located at: 1 DNA Way South San Francisco, CA 94080 USA), until her retirement in 2019. During her 10-year career at Roche and Genentech, she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to 2006, she served as President of the American Society of Clinical Oncology. Dr. Horning was recognized as the 2020 Healthcare Businesswomen's Association Woman of the Year. She was also selected as the 2017 recipient of the Duane Roth Memorial Award, an honor dedicated to leaders in healthcare, whose work has overcome numerous scientific obstacles to create new paradigms in research and treatment. From 2015 to 2018, Dr. Horning served on the board of directors of Foundation Medicine. She currently serves on the board of directors for Moderna, Inc. and as an advisor to EQRx.

Schedule A-2

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kelly A. Kramer United States of America Director

Ms. Kramer has been Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. (located at: 300 East Tasman Dr. San Jose, CA 95134 USA), a worldwide technology leader, since 2015. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE's Corporate Headquarters, Transportation Systems and Aerospace divisions. She is a member of the board of directors of the Silicon Valley chapter of City Year, a non-profit organization that provides educational support for at-risk students in high-poverty communities.

Kevin E. Lofton United States of America Director

In June 2020, Mr. Lofton retired as the Chief Executive Officer of CommonSpirit Health (located at: 444 W. Lake St Ste. 2500 Chicago, IL 60606 USA), a system of hospitals and other care centers that resulted from the merger between Catholic Health Initiatives ("CHI") and Dignity Health, since February 2019. He previously served as the Chief Executive Officer of CHI from 2003 to 2019. Mr. Lofton also served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital. In 2007, he served as Chairman of the Board of the American Hospital Association, the nation's largest hospital trade association. In 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine. In 2014, the Healthcare Financial Management Association awarded the Richard L. Clarke Board of Directors Award to Mr. Lofton in recognition of his extensive and far reaching work in the area of healthcare disparities and creating healthier communities. Mr. Lofton also serves on the board of directors of Rite Aid Corporation and Medtronic plc.

Schedule A-3

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Harish Manwani Singapore Director

Mr. Manwani is a Senior Operating Partner at The Blackstone Group L.P. (located at: 345 Park Avenue, New York, NY 10154 USA), a leading global alternative asset manager, which he joined in 2015. He previously was Chief Operating Officer of the Unilever Group from 2011 until his retirement in 2014. Mr. Manwani joined Unilever in 1976 as a management trainee in India and held senior management roles around the world, including North America, Latin America, Asia, Africa and Central and Eastern Europe. Mr. Manwani is an honors graduate from Bombay University. He holds a master's degree in Management Studies, and he attended the Advanced Management Program at Harvard Business School. Mr. Manwani is the Chairman of Board of the Indian School of Business, and also serves on the board of directors of Whirlpool Corporation, Qualcomm Incorporated, Nielsen Holdings plc., EDBI Pte Ltd. and Tata Sons Private Limited. He previously served as the non-executive Chairman of Hindustan Unilever Limited from 2005 to 2018, and as a member of the board of directors of The Economic Development Board of Singapore from 2013 to 2019 and Pearson plc from 2013 to 2018.

Daniel P. O'Day United States of America Chief Executive Officer; Director

Mr. O'Day joined Parent as Chairman and Chief Executive Officer on March 1, 2019. Prior to joining Parent, Mr. O'Day served as the Chief Executive Officer of Roche Pharmaceuticals (located at: 1 DNA Way South San Francisco, CA 94080 USA). His career at Roche spanned more than three decades, during which he held a number of executive positions in the company's pharmaceutical and diagnostics divisions in North America, Europe and Asia. During his time at Roche, Mr. O'Day demonstrated vision and leadership, helping to engineer the acquisitions of Flatiron Health and Foundation Medicine in 2018. He served as a member of Roche's Corporate Executive Committee, as well as on a number of public and private boards, including Genentech, Inc., Flatiron Health, Foundation Medicine, Inc. and Chugai Pharmaceutical Co., Ltd. Mr. O'Day holds a bachelor's degree in biology from Georgetown University and an MBA from Columbia University in New York. Mr. O'Day currently serves on the board of directors for the Pharmaceutical Research and Manufacturers of America organization and Galapagos NV.

Schedule A-4

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Javier J. Rodriguez Mexico Director

Mr. Rodriguez is the Chief Executive Officer of DaVita Inc. (2000 16th St. Denver, CO 80202 USA), a Fortune 500 company providing healthcare services to kidney disease patients throughout the United States and internationally that strives to improve patients' quality of life through clinical innovation and integrated, personalized care. From 2014 to 2019, he was the CEO of DaVita Kidney Care (located at: 554-A New York Ave, Lyndhurst, NJ 07071 USA), the company's business unit that treats patients with kidney failure and end-stage renal disease. Mr. Rodriguez has spent more than 20 years in various executive roles at DaVita, driving the company's transformation for how kidney care is delivered. In addition, he currently serves as a member of the boards of directors of DaVita and the Denver Metro Chamber of Commerce.

Richard J. Whitley, M.D. United States of America Director

Dr. Whitley is the Distinguished Professor, Loeb Scholar Chair in Pediatrics, and Professor of Pediatrics, Microbiology, Medicine and Neurosurgery at the University of Alabama at Birmingham (located at: 1720 University Blvd, Birmingham, AL 35294). He is the Co-Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Director for Drug Discovery and Development; Senior Leader, Comprehensive Cancer Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Founder and Co-Director, Alabama Drug Discovery Alliance. Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and directs a center for drug discovery in the arena of emerging infections. He is a past President of the International Society of Antiviral Research and the Infectious Diseases Society of America, and currently chairs both the NIAID Recombinant DNA Advisory Council and the NIAID HIV Vaccine Data Safety and Management Board. He is an elected member of the American Society of Clinical Investigation, the Association of American Physicians and an Honorary member of the Irish Academy of Science.

Per Wold-Olsen Norway Director

Mr. Wold-Olsen has served as the Chair of Parent's Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S and Oncopeptides AB. In addition, he is the Chairman of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

Schedule A-5

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America Chief Financial Officer

Mr. Dickinson serves as Parent's Executive Vice President and Chief Financial Officer, responsible for the oversight of Parent's global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent's corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent's licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard (30 Rockefeller Plaza, New York, NY 10112 USA). Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor's degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago.

Johanna Mercier Canada Chief Commercial Officer

Ms. Mercier leads Parent's Commercial organization with responsibility for commercializing Parent's therapies in countries and regions around the world. Prior to joining Parent in July 2019, Ms. Mercier spent over 25 years at Bristol-Myers Squibb (located at: 430 E. 29th Street, 14th Floor, New York, NY 10016 USA), where she was most recently President and Head of U.S., France, Germany, Japan, Korea and Taiwan. In her role, she oversaw a complex organization comprising a majority of the company's business. Ms. Mercier was also actively engaged with the policy and advocacy community to ensure the affordability and access of prescription medicines to patients. Ms. Mercier began her career in sales and marketing in Canada, then went on to lead worldwide early and clinical portfolios, followed by market teams across both the U.S. and Europe. She was Bristol-Myers Squibb's General Manager of UK & Ireland and later President of Worldwide Markets for Europe, Australia and Canada. In her most recent role, which included responsibility for the U.S. business and other priority markets, she successfully evolved the culture and drove strong commercial execution with double-digit growth and multiple launches that changed the standard of care in melanoma and renal cancers. Ms. Mercier holds a science degree from the University of Montreal and an MBA from Concordia University.

Schedule A-6

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Merdad V. Parsey, M.D., Ph.D. United States of America Chief Medical Officer

Dr. Parsey is Parent's Chief Medical Officer, responsible for overseeing Parent's global clinical development and medical affairs organizations. In his role, Dr. Parsey supervises all clinical trials and development operations. Together with the leadership team, he works to advance clinical development strategies and programs with the goal of changing the trajectory of disease and transforming care for the patients of today and tomorrow. Dr. Parsey joined Parent in 2019, after serving as Senior Vice President of Early Clinical Development at Genentech (located at: 1 DNA Way, South San Francisco, CA 94080 USA), where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences), held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine. He completed his M.D. and Ph.D. at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. Dr. Parsey currently serves on the Board of Directors for Sagimet BioSciences.

Brett A. Pletcher United States of America Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary

Mr. Pletcher leads a group at Parent that includes the government affairs and policy, public affairs, and legal organizations. In his role, he oversees Parent's work to shape health policy and communicate Parent's perspective across external audiences. As General Counsel, he is also responsible for all of Parent's legal functions, including intellectual property, litigation and compliance efforts associated with the promotion of Parent's products. Before joining Parent in 2005, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he provided corporate and securities services to emerging growth public and private companies as well as venture capital investors. Mr. Pletcher received his bachelor's degree in economics and political science from the University of California, Riverside and earned his law degree from the University of California, Berkeley's Boalt Hall School of Law.

Schedule A-7

        The common business address and telephone number for all the directors and executive officers is as follows:

        c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, telephone number: (650) 574-3000.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Immunomedics or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

        Notices of Guranteed Delivery and notice of withdrawals can also be e-mailed to CANOTICEOFGUARANTEE@Computershare.com. Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free:
(888) 750-5834 (from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers may call collect: (212) 750-5833